Exhibit 99.1

Key Technology ANNOUNCES Fiscal 2005 FOURTH QUARTER
AND YEAR-END RESULTS

Quarterly Sales, Earnings and Orders Up; Parts and Service Sales up Nearly 40%

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the fourth quarter and year ended September 30, 2005.

Net sales for the three-month period ended September 30, 2005 totaled $21.6 million, compared with $18.9 million in the same quarter last year. Net earnings for the fourth quarter were $569,000, or $0.11 per diluted share, compared with net earnings of $34,000, or $0.01 per diluted share, in the same period a year ago.

Net sales for the year ended September 30, 2005 were $80.3 million compared with $80.6 million in fiscal 2004. The Company reported net earnings for the year of $3.0 million, or $0.58 per diluted share, compared with net earnings of $3.7 million, or $0.71 per diluted share, for fiscal 2004.

“We are pleased to report a much improved fourth quarter compared to last year. For the quarter, sales were up 14%, orders and backlog increased 22% and 30%, respectively, and earnings were much improved,” commented Kirk Morton, President and Chief Executive Officer of Key Technology. “For the full year, we are very pleased to report that new orders increased over 15% from fiscal year 2004. While full-year sales were relatively flat and earnings were down from last year, the second half of the year was measurably improved over both this year’s first half and the second half of fiscal 2004.”

Gross profit for the fourth quarter of fiscal 2005 was $8.1 million compared to $7.6 million in the corresponding period last year. As a percentage of net sales, gross profit was 37.8% compared to 39.9% in the fourth quarter of fiscal 2004. For the twelve-month period, gross profit was $31.7 million compared to $33.7 million for the same period of fiscal 2004, or 39.4% and 41.8% as a percentage of net sales, respectively. For both the quarter and the full-year, margin comparisons to the year-ago periods were negatively impacted by product mix changes with lower shipments of the Company’s automated inspection system products which normally carry higher margins.  In addition, during the fourth quarter of fiscal 2005, the Company recorded a charge to fully reserve for a warranty issue.

Operating expenses for the quarter ended September 30, 2005 were $7.6 million, or 35.1% of net sales, compared to $7.4 million, or 38.9% of net sales, in the same quarter last year. Operating expenses for the year ended September 30, 2005 were $27.6 million, or 34.4% of net sales, compared to $28.3 million, or 35.1% of net sales, for the corresponding period of fiscal 2004.

Ron Burgess, Chief Financial Officer commented, “While we were disappointed with the lower level of automated inspection systems shipments and the resulting unfavorable impact on margins, we were very encouraged by the strong parts and service results for the quarter. Parts and service sales were up nearly 40% for the fourth quarter and up 17% for the fiscal year when compared to the prior year, with a substantial increase in orders for upgrade systems. In addition, we are pleased to report that parts and service sales were nearly 35% of our total sales for fiscal 2005, compared to 29% the prior year. Our process systems business continues to perform well with shipments for the fourth quarter and the full year up 33% and 16%, respectively, over the same periods last year.”

New orders received during the fiscal 2005 fourth quarter were $23.0 million, compared to $18.8 million in the same period last year, an increase of 22%. At the close of the September 2005 quarter, the Company’s backlog was $16.6 million compared to $12.7 million at the close of the corresponding period one year ago, an increase of 30%.

Morton commented, “The fourth quarter represented our third consecutive quarter with order volume increases of at least 20% compared to prior year periods. We think that this trajectory bodes well for us in fiscal year 2006.

We are very pleased that the parts and service business increased substantially during the year and we anticipate continued strength in this business as we ramp up with several new aftermarket products. In addition to focusing on the aftermarket business, we will continue to invest in two other initiatives that will help drive the future growth of the Company. We see significant opportunity in the pharmaceutical business and recently formed SYMETIX, as a new business unit of Key that will focus our efforts in this market. And finally, we recently appointed a Country Manager for China to further develop the market for our products in this important geographic region. We anticipate that our efforts in fiscal 2006 to develop this market will provide significant positive returns for Key in the future.”

Conference Call
The Company's conference call for the September quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, November 3rd. To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company's new products may not compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the Company's inability to fully protect its intellectual property may adversely affect the Company's competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1, "Forward-Looking Statement Risk and Uncertainty Factors", to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004

Net sales	$21,565	$18,936	$80,322	$80,610
Gross profit	8,149	7,560	31,667	33,723
Operating expenses
Selling and marketing	3,539	3,402	13,071	13,514
Research and development	1,432	1,576	5,134	5,756
General and administrative	2,266	2,063	8,087	7,702
Amortization of intangibles	335	331	1,333	1,323
Total operating expenses	7,572	7,372	27,625	28,295
Earnings from operations	577	187	4,070	5,433
Earnings before income taxes	502	21	4,081	5,301
Net earnings	569	34	3,003	3,684
Assumed dividends on mandatorily redeemable preferred stock	(1)	(1)	(37)	(69)
Net earnings available to common shareholders	568	33	2,966	3,615
Net earnings per common share
- basic	$0.11	$0.01	$0.59	$0.74
- diluted	$0.11	$0.01	$0.58	$0.71
Weighted average common and common equivalent shares outstanding
- basic	5,124	4,977	5,041	4,909
- diluted	5,262	5,228	5,219	5,222

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	September 30,	September 30,
	2005	2004
(in thousands)

Cash and cash equivalents	$13,181	$8,817
Trade accounts receivable, net	10,828	9,336
Inventories	14,860	13,633
Total current assets	42,700	35,002
Property, plant and equipment, net	4,264	5,046
Goodwill and other intangibles, net	8,733	9,916
Total assets	57,486	52,514
Current portion of long-term debt and capital lease obligations	1,121	1,210
Current portion of mandatorily redeemable preferred stock and warrants	0	1,595
Total current liabilities	14,875	14,011
Long-term debt, less current portion	1,199	2,323
Shareholders' equity	40,656	36,044

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CONTACT:	Key Technology, Inc., Walla Walla
Ronald Burgess, Chief Financial Officer - 509-529-2161